Exhibit 99.1

Zoom Technologies Reports Results for the Fourth Quarter of 2005

Boston, MA, February 9, 2006 -Zoom Technologies, Inc. (Nasdaq: ZOOM), a leading manufacturer of modems and other data communication products, today reported net sales of $7.3 million for its fourth quarter ended December 31, 2005, down 13.2% from $8.4 million for the fourth quarter of 2004. Zoom’s net ADSL modem sales showed an 11% year over year growth to $4.6 million in the fourth quarter of 2005. Zoom reported a net loss of $0.9 million or $.09 per diluted share for the fourth quarter of 2005, compared to a net loss of $0.9 million or $.10 per diluted share for the fourth quarter of 2004.

Gross profit was $1.2 million or 16.9% of net sales in the fourth quarter of 2005, down from $2.0 million or 23.9% of net sales in the fourth quarter of 2004. The reduced gross profit resulted primarily from the reduction in sales and from lower gross margin on those sales. Gross margin was lower due the negative effect of manufacturing overhead spread over lower sales, the shift of Zoom’s product mix away from dial-up modems, Zoom’s highest margin product category, and the lower proportion of Zoom’s sales through retailers. Zoom’s retailer business typically provides higher margins and higher selling expenses than Zoom’s business through its distributor, service provider, and OEM customers.

Operating expenses were $2.2 million or 29.7% of net sales in the fourth quarter of 2005 compared to $3.0 million or 35.4% of net sales in the fourth quarter of 2004. Selling expenses dropped $0.4 million, primarily due to lower personnel costs, lower freight costs, and lower retailer-related selling expenses. General and administrative expenses dropped $0.1 million, primarily due to lower personnel costs partially offset by a $77 thousand increase in the bad debt reserve for a European customer. R&D expenses declined by $0.3 million, primarily due to lower personnel and government approval costs.

Zoom’s cash balance on December 31, 2005 was $9.1 million, down from $9.4 million on December 31, 2004. The $0.3 million reduction in cash was primarily due to a $2.1 million net loss for the year offset partially by a reduction in net accounts receivable of $0.7 million and an increase in accounts payable and accrued expenses of $0.6 million. Zoom’s December 31, 2005 balance sheet classifies the $4.9 million mortgage on its headquarters buildings as a current liability since the mortgage was fully due in January 2006. As previously reported, Zoom is in discussions with Wainwright Bank, the mortgage lender, to refinance all or a portion of the loan, and both parties have agreed that this mortgage balloon payment will be deferred while these discussions continue. There can be no assurance as to the outcome of these negotiations.

“We are encouraged by the growth in our DSL business, and by the fact that in Q4 our DSL sales were more than double our dial-up modem sales,” said Frank Manning, Zoom’s President and CEO. “We remain committed to a strong dial-up modem product line, but our product development focus is on DSL and voice over IP. We expect to make a number of exciting new product announcements in the coming months in these areas. Zoom has unusually strong VoIP expertise, and our goal for 2006 is to turn our technology leadership position into significant new VoIP revenues and customers.”

Zoom has scheduled a conference call for Thursday, February 9th at 9:00 a.m. Eastern Time. You may access the conference call by dialing (800) 289-0436 for calls made within the United States and dialing (913) 981-5507 for calls made from outside the United States. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website (www.zoom.com/Q4) and other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 423-1072, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communications products under the Zoom and Hayes(R) brands, and provides voice over the Internet services under the Global Village brand. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston, Florida, and the UK. For more information about Zoom and its products, please see www.zoom.com.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s DSL, VoIP, and other products and product developments, and Zoom’s goals and expectations for 2006, including its ability to turn its VoIP technology leadership position into significant new VoIP revenues and customers. Actual results may be materially different from expectations as a result of known and unknown risks, including: the uncertainty of market acceptance and growth of VoIP and of DSL modem markets; the uncertainty of Zoom’s ability to grow its sales or more successfully penetrate those markets; Zoom’s reliance on a relatively limited number of customers for sale of its DSL modems; Zoom’s increasing reliance on international sales; the uncertainty of the regulatory environment of VoIP products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; other delays in shipments of products; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; changes in and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Moreover, Zoom cannot assure that it will be able to refinance all or a portion of its mortgage on favorable terms if at all. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.

Consolidated Balance Sheets

In thousands

(Unaudited)

	Dec 31,	Dec 31,
	2005	2004

ASSETS

Current assets:

Cash	$9,081	$9,439
Accounts receivable, net	2,631	3,349
Inventories	5,073	5,031
Prepaid expenses and other current assets	301	530

Total current assets	17,086	18,349

Property and equipment, net	2,601	2,703

Total assets	$19,687	$21,052

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$3,141	$2,007
Accrued expenses	788	1,275
Current portion of long-term debt	4,890	230

Total current liabilities	8,819	3,512

Long-term debt	—	4,872

Total liabilities	8,819	8,384

Stockholders’ equity:

Common stock and additional paid-in capital	31,109	30,662
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	393	523
Retained earnings (deficit)	(20,627)	(18,510)

Total stockholders’ equity	10,868	12,668

Total liabilities & stockholders’ equity	$19,687	$21,052

ZOOM TECHNOLOGIES, INC.

Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Years Ended
	12/31/05	12/31/04	12/31/05	12/31/04

Net sales	$7,282	$8,386	$25,551	$31,412
Cost of goods sold	6,048	6,379	20,885	23,346

Gross profit	1,234	2,007	4,666	8,066

Operating expenses:
Selling	887	1,288	4,059	4,800
General and administrative	686	822	3,553	3,620
Research and development	589	862	2,699	2,927
Total operating expenses	2,162	2,972	10,311	11,347

Operating profit (loss)	(928)	(965)	(5,645)	(3,281)

Other income (expense), net	78	59	3,537	209

Income (loss) before income taxes	(850)	(906)	(2,108)	(3,072)

Income tax expense (benefit)	9	-	9	-

Net income (loss)	$(859)	$(906)	$(2,117)	$(3,072)

Basic earnings (loss) per share:

Earnings (loss) per share	$(0.09)	$(0.10)	$(0.23)	$(0.36)

Diluted earnings (loss) per share:

Earnings (loss) per share	$(0.09)	$(0.10)	$(0.23)	$(0.36)

Weighted average number of shares outstanding:

Basic	9,347	8,900	9,206	8,590

Diluted	9,347	8,900	9,206	8,590